Exhibit 99.1

News Release

Trinseo Completes Acquisition of Arkema’s PMMA Business

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Close of acquisition marks a major step in Trinseo’s transformation to becoming an advanced specialty and sustainable solutions provider

BERWYN, Pa. [May 3, 2021] -- Trinseo (NYSE: TSE), a global materials company and manufacturer of plastics, latex binders and synthetic rubber, announced today the closing of the previously announced transaction to acquire Arkema’s polymethyl methacrylates (PMMA) business. PMMA is a transparent and rigid resin with a wide range of end uses that augments Trinseo’s existing offerings across several end markets including automotive, building and construction, medical and consumer electronics.

A compelling strategic fit that will accelerate transformation

This acquisition serves as a catalyst for helping Trinseo transform into a higher margin, less cyclical solutions provider. The transformative nature of the transaction will accelerate investments in growth opportunities for Trinseo’s Engineered Materials business globally; the transaction is also expected to generate approximately $50 million of annual synergies. Additionally, the PMMA business is a strategic fit in that, in combination with Trinseo’s existing portfolio, it enhances Trinseo’s ability to provide solutions to customers in profitable markets. With future investments, there will be the opportunity to leverage Trinseo’s global presence to provide solutions to its existing customers in Asia Pacific where Trinseo has a significant presence.

“Today is a special day. I am thrilled to welcome our new colleagues and customers to the Trinseo family, as we embark on this transformation journey together,” said Frank Bozich, Trinseo President and Chief Executive Officer. “This journey will bring us closer to our customers; create a more sustainable, environmentally-friendly footprint; and shorten the cycles of innovation that accelerate the process of bringing new, industry-leading solutions to market.”

Laying the foundation for an even brighter future

The transaction will act as a trigger for an IT-systems upgrade that ultimately will result in harmonized business processes across regions and business units that will lay the foundation for future growth.

Additional facts about the acquisition include:

●	Trinseo appoints Jean-Luc Béal as Senior Vice President, Engineered Materials and will welcome him to the Trinseo Management Team.
●	For Trinseo, the acquisition includes the addition of approximately 860 new employees from operations in France, Denmark, Italy, the United States and Mexico, with additional team members from around the globe supporting sales and marketing.
●	Trinseo will add PMMA and MMA products and technologies via seven manufacturing plants and three R&D locations in Europe and North America.

News Release

Bozich added: “Over the coming years, the integration will unlock many opportunities for advancement and will provide compelling career paths and growth opportunities for all Trinseo employees.”

About Trinseo

Trinseo (NYSE:TSE) is a global materials solutions provider and manufacturer of plastics, latex binders, and synthetic rubber with a focus on delivering innovative, sustainable, and value-creating products that are intrinsic to our daily lives. Trinseo is dedicated to making a positive impact on society by partnering with like-minded stakeholders, and supporting the sustainability goals of our customers in a wide range of end-markets including automotive, consumer electronics, appliances, medical devices, packaging, footwear, carpet, paper and board, building and construction, and tires. Trinseo had approximately $3.0 billion in net sales in 2020, with 17 manufacturing sites around the world, and approximately 2,600 employees. For more information, please visit: www.trinseo.com.

Cautionary Note on Forward-Looking Statements

This press release may contain forward-looking statements including, without limitation, statements concerning plans, objectives, goals, projections, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts or guarantees or assurances of future performance. Forward-looking statements may be identified by the use of words like "expect," "anticipate," "intend," "forecast," "outlook," "will," "may," "might," "see," "tend," "assume," "potential," "likely," "target," "plan," "contemplate," "seek," "attempt," "should," "could," "would" or expressions of similar meaning. Forward-looking statements reflect management’s evaluation of information currently available and are based on our current expectations and assumptions regarding estimated and future results of operations, business strategies, competitive position, industry environment and potential growth opportunities and cost synergies relating to the acquisition of the MMA and PMMA business from Arkema S.A., our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Factors that might cause such a difference include, but are not limited to, our ability to successfully integrate the acquired MMA and PMMA businesses, generate expected cost savings and synergies, maintain relationships with customers, retain key employees and profitably grow the business; and those factors discussed in our Annual Report on Form 10-K, under Part I, Item 1A —"Risk Factors" and elsewhere in our other reports, filings and furnishings made with the U.S. Securities and Exchange Commission from time to time. As a result of these or other factors, our actual results may differ materially from those contemplated by the forward-looking statements. Therefore, we caution you against relying on any of these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

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Investor Relations Contact: Trinseo Andy Myers Tel: +1 610-240-3221 Email: amyers@trinseo.com	Press Contact: Trinseo Dina Silver Pokedoff, APR Tel: +1 610-240-3307 Email: DPokedoff@trinseo.com